UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2006

KORN/FERRY INTERNATIONAL

(Exact name of registrant as specified in its charter)

Delaware	001-14505	95-2623879
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Avenue of the Stars, Suite 2600 Los Angeles, California	90067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 552-1834

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 29, 2006, Korn/Ferry International (the “Company”) entered into a letter agreement with Robert McNabb, an Executive Vice President of the Company and Chief Executive Officer of Korn/Ferry International Futurestep, Inc., modifying the terms of Mr. McNabb’s employment agreement. Under the employment agreement, dated October 1, 2003 (the “Employment Agreement”), the initial term of Mr. McNabb’s employment was to continue until October 1, 2006 and the Company could renew the agreement for successive one year periods. The letter agreement extends the initial term of Mr. McNabb’s employment until September 30, 2009 and amends the Company renewal option to a single three year period ending on September 30, 2012.

The letter agreement also modifies the Employment Agreement to provide, among other things, that if Mr. McNabb’s employment is terminated prior to a Change in Control (as defined in the Employment Agreement) by the Company without cause (as defined in the Employment Agreement) or by reason of the Company’s failure to exercise its renewal option, (i) Mr. McNabb will be entitled to the benefit of one times his then annual target cash bonus in addition to one times his base salary, (ii) the period of his and his dependent’s participation in the Company’s group health plans is extended from twelve to eighteen months and (iii) all outstanding stock options and other equity type incentives held by Mr. McNabb at the time of his termination that would have vested in twelve months following the date of termination, rather than in the calendar year of termination, will become fully vested and shall remain exercisable until their originally scheduled vesting dates. Additionally, the letter agreement adds to the Employment Agreement a one year non-competition provision which will apply to Mr. McNabb upon specified termination events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KORN/FERRY INTERNATIONAL (Registrant)

Date: October 2, 2006		/s/ Gary D. Burnison
(Signature)
	Name:	Gary D. Burnison
	Title:	Executive Vice President, Chief Financial Officer and Chief Operating Officer